Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 180 Maiden Lane New York, NY 10038 www.aig.com	Contacts: Liz Werner (Investors): 212-770-7074 elizabeth.werner@aig.com Jon Diat (Media): 917-239-9241; jon.diat@aig.com Jim Ankner (Media): 917-882-7677; james.ankner@aig.com

AIG REPURCHASES WARRANTS FROM U.S. TREASURY

NEW YORK, March 1, 2013 – American International Group, Inc. (NYSE: AIG) announced today that it completed the repurchase of warrants issued to the United States Department of the Treasury (U.S. Treasury) in 2008 and 2009. The warrant issued in 2008 provided the right to purchase approximately 2.7 million shares of AIG common stock at $50.00 per share, and the warrant issued in 2009 provided the right to purchase up to 150 shares of AIG common stock at $0.00002 per share. AIG and the U.S. Treasury agreed upon a repurchase price of approximately $25 million for the warrants. The U.S. Treasury does not have any residual interest in AIG after AIG’s repurchase of these warrants.

“With AIG repurchasing all outstanding warrants issued to the U.S. Treasury, we are turning the final page on America’s assistance to AIG,” said Robert H. Benmosche, AIG President and Chief Executive Officer. “We appreciate the opportunities this support allowed and are proud to have returned to America every cent plus a profit of $22.7 billion.”

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIG_LatestNews | LinkedIn: http://www.linkedin.com/company/aig

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all jurisdictions, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.